Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279394

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 12, 2024)

Icon Energy Corp.

Common Shares

This is a supplement (“Prospectus Supplement”) to the prospectus dated July 12, 2024 (as supplemented or amended from time to time, the “Prospectus”) of Icon Energy Corp. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Statement No. 333-279394), as amended from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “SEC”) on August 8, 2024 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The Company’s common shares are listed on the Nasdaq Capital Market under the symbol “ICON”.

Investing in the Company’s common shares involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in the Company’s common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 8, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)
Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒           Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Attached to this Report on Form 6-K as Exhibit 99.1 is a copy of the press release of Icon Energy Corp. (the “Company”), dated August 8, 2024, announcing that the Company entered, through a separate wholly-owned subsidiary, into an agreement with an unaffiliated third-party to acquire a Kamsarmax dry bulk carrier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

By:	/s/ Dennis Psachos
Name:	Dennis Psachos
Title:	Chief Financial Officer

Date: August 8, 2024

Exhibit 99.1

Icon Energy Corp. Announces the Acquisition of a Kamsarmax Dry Bulk Carrier

ATHENS, GREECE, August 8, 2024 — Icon Energy Corp. (“Icon Energy” or the “Company”) (Nasdaq: ICON), an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes, announces that on August 2, 2024, it entered, through a separate wholly-owned subsidiary, into an agreement with an unaffiliated third-party to acquire a Kamsarmax dry bulk carrier, built in November 2007 in Japan, for a purchase price of $17.57 million. The Company expects to finance the purchase price of the vessel with a combination of cash on hand and borrowings under a new senior secured facility that the Company anticipates it will enter into prior to taking delivery of the vessel.
The acquisition is subject to the satisfaction of certain customary closing conditions and is expected to be concluded upon taking delivery of the vessel between September and November of 2024.

Ismini Panagiotidi, Chairman and Chief Executive Officer of Icon Energy commented:

“We are pleased to announce our first vessel acquisition since the completion of our Initial Public Offering. With our addition of this asset, we will double the size of our fleet, consistent with our growth strategy and goal to create value for our shareholders.”

About Icon Energy

Icon Energy is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes through the ownership, chartering and operation of oceangoing vessels. Icon Energy maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON”.

Forward Looking Statements

This communication contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact are forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics (including COVID-19); and other factors listed from time to time in the Company’s filings with the SEC. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. You should, however, review the factors and risks the Company describes in the reports it files and furnishes from time to time with the SEC, which can be obtained free of charge on the SEC’s website at www.sec.gov.

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com